                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-77064
 SUPPLEMENT TO PROSPECTUS AND CONSENT SOLICITATION STATEMENT DATED JANUARY 31,
                                      2002

                          TRANSOCEAN SEDCO FOREX LOGO

OFFER TO EXCHANGE AND SOLICITATION OF CONSENTS RELATING TO THE FOLLOWING SERIES
     OF NOTES ISSUED BY TRANSOCEAN SEDCO FOREX INC.'S INDIRECT WHOLLY-OWNED
                       SUBSIDIARY, R&B FALCON CORPORATION

                                                                                  NEW CONSENT
                                             AGGREGATE PRINCIPAL                    PAYMENT
                                                   AMOUNT            CUSIP         PER $1,000
            TITLE OF SECURITIES                  OUTSTANDING        NUMBER      PRINCIPAL AMOUNT
  7.375% Notes due April 15, 2018..........     $250 million       74912EAH4         $15.00

     This document amends and supplements the prospectus and consent solicitation statement dated January 31, 2002 of Transocean Sedco Forex Inc. with respect to the offer to exchange and solicitation of consents relating to the R&B Falcon 7.375% notes shown above. Transocean Sedco Forex has (i) extended the expiration date of the exchange offer for the R&B Falcon 7.375% notes to the date shown below and (ii) increased the consent payment with respect to those notes that are validly tendered prior to the expiration date and exchanged for new notes of Transocean Sedco Forex to $15.00 per $1,000 principal amount. Subject to the terms and conditions of the exchange offer and consent solicitation, R&B Falcon will make the consent payment to any holder of R&B Falcon 7.375% notes tendered prior to the expiration date and accepted for exchange, including holders that have previously tendered their R&B Falcon 7.375% notes. Transocean Sedco Forex's obligation to cause R&B Falcon to make the consent payment with respect to the R&B Falcon 7.375% notes is conditioned on, among other things, the receipt by Midnight, New York City time, on March 11, 2002, of valid consents to the amendments to the indenture under which those notes were issued described under "The Proposed Amendments" in the prospectus and consent solicitation statement (the "Proposed Amendments") from the holders of record on February 13, 2002 (the "Record Date") of a majority in principal amount of the R&B Falcon 7.375% notes.

The exchange offer with respect to the R&B Falcon 7.375% notes will expire at Midnight, New York City time, on March 14, 2002, unless further extended. Tenders may be withdrawn at any time prior to the expiration date, but consents may not be revoked after the R&B Falcon 7.375% notes have been tendered.

     For a discussion of the risks that you should consider in evaluating the exchange offer and consent solicitation, see "Risk Factors" beginning on page 14 of the prospectus and consent solicitation statement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES BEING OFFERED IN THE EXCHANGE OFFERS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS AND CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

None of Transocean Sedco Forex, R&B Falcon, the exchange agent, the information agent, the trustee under the R&B Falcon 6.50%-7.375% notes indenture and the Transocean Sedco Forex indenture or the dealer managers makes any recommendation as to whether or not holders of the R&B Falcon 7.375% notes should exchange their securities in the exchange offer and consent to the proposed amendments to the R&B Falcon 6.50%-7.375% notes indenture.
                             ---------------------
    The dealer managers for the exchange offer and consent solicitation are:

                              GOLDMAN, SACHS & CO.
                             ---------------------



                 The date of this supplement is March 4, 2002.

                                   IMPORTANT

     Holders of R&B Falcon 7.375% notes who have previously validly tendered their R&B Falcon 7.375% notes (and who have not and do not validly withdraw such notes) are not required to take any further action in order for their R&B Falcon 7.375% notes to be validly tendered pursuant to the exchange offer or in order to receive the increased consent payment (whether or not such tenders were made prior to the consent payment deadline previously set forth in the prospectus and consent solicitation statement). Holders of R&B Falcon 7.375% notes should continue to follow the procedures for tendering R&B Falcon 7.375% notes previously set forth in the prospectus and consent solicitation statement. Tendering holders of R&B Falcon 7.375% notes should continue to use the letter of transmittal circulated with the prospectus and consent solicitation statement. Such tendering holders of R&B Falcon 7.375% notes accepted for exchange will, subject to the terms and conditions of the exchange offer and consent solicitation, receive the increased consent payment, which is equal to $15 per $1,000 principal amount tendered instead of the previously offered consent payment of $6 per $1,000 principal amount tendered.

     Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus and consent solicitation statement and the letter of transmittal are applicable in all respects to the exchange offers and consent solicitations. This supplement should be read in conjunction with the prospectus and consent solicitation statement. Unless the context otherwise requires, capitalized terms used but not defined herein have the meanings ascribed to such terms in the prospectus and consent solicitation statement.

     The exchange offer and consent solicitation is not being made to, nor will Transocean Sedco Forex accept, exchanges or consents from, holders of R&B Falcon 7.375% notes in any jurisdiction in which the exchange offer, the consent solicitation or the acceptance of outstanding R&B Falcon 7.375% notes in exchange for Transocean Sedco Forex notes would violate the securities or blue sky laws of such jurisdiction.

     You should rely only on the information contained or incorporated by reference in this prospectus and consent solicitation statement. We have not authorized any person (including any dealer, salesman or broker) to provide information or make any representations other than that provided in this prospectus and consent solicitation statement and, if given or made, such information or representations must not be relied upon as having been authorized by Transocean Sedco Forex, R&B Falcon, the dealer managers or any agent or dealer. We are not making an offer of Transocean Sedco Forex notes in any state where the offer is not permitted. You should not assume that the information in this prospectus and consent solicitation statement is accurate as of any date other than the date on the cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                             ---------------------

Any questions concerning tender procedures or requests for additional copies of the prospectus and consent solicitation statement, this supplement or the letter of transmittal should be directed to the information agent,

                          MELLON INVESTOR SERVICES LLC
                          44 Wall Street -- 7th Floor
                               New York, NY 10005
                             Attn: Grainne McIntyre
                           Toll Free: (877) 698-6865
                       Banks and brokers: (917) 320-6286

TERMS OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

     On March 1, 2002, Transocean Sedco Forex announced that it had accepted all notes validly tendered (and not withdrawn) pursuant to its exchange offers for the following series of notes of its indirect wholly-owned subsidiary, R&B Falcon Corporation:

                                                                               CONSENT
                                                     AGGREGATE PRINCIPAL       PAYMENT
                                                           AMOUNT             PER $1,000
SERIES OF R&B FALCON NOTES                               OUTSTANDING       PRINCIPAL AMOUNT
--------------------------                           -------------------   ----------------
6.50% Notes due April 15, 2003.....................    $239.5 million           $2.50
6.75% Notes due April 15, 2005.....................    $350.0 million           $3.50
6.95% Notes due April 15, 2008.....................    $250.0 million           $4.50
9.125% Notes due December 15, 2003.................    $ 87.1 million           $3.00
9.50% Notes due December 15, 2008..................    $300.0 million           $5.00

     Each of these exchange offers expired at 5:00 p.m., New York City time, on March 1, 2002. As of that expiration date, approximately $234.5 million, $342.3 million, $247.8 million, $76.9 million and $289.8 million principal amount of the 6.5% Notes, 6.75% Notes, 6.95% Notes, 9.125% Notes and 9.50% Notes, respectively, had been validly tendered (and not withdrawn). Transocean Sedco Forex notified the exchange agent of its acceptance of these notes.

     R&B Falcon and the R&B Falcon trustee executed supplemental indentures dated February 14, 2002 effecting the Proposed Amendments to (i) the R&B Falcon 6.50%-7.375% notes indenture with respect to the R&B Falcon 6.50% Notes, the R&B Falcon 6.75% notes and the R&B Falcon 6.95% notes and (ii) to the R&B Falcon 9.125%-9.50% notes indenture with respect to the R&B Falcon 9.125% notes and the R&B Falcon 9.50% notes. If valid consents to the Proposed Amendments are received by Midnight, New York City time, on March 11, 2002, from the holders of record on the Record Date of a majority in principal amount of the R&B Falcon 7.375% notes, then R&B Falcon and the R&B Falcon trustee will execute a supplemental indenture to the R&B Falcon 6.50%-7.375% notes indenture effecting the Proposed Amendments with respect to the R&B Falcon 7.375% notes. Tenders may be withdrawn at any time prior to the expiration date, but consents may not be revoked after the R&B Falcon 7.375% notes have been tendered.

CONDITIONS TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

     Transocean Sedco Forex's obligation to cause R&B Falcon to make the increased consent payment with respect to the R&B Falcon 7.375% notes is conditioned on the receipt by Midnight, New York City time, on March 11, 2002, of valid consents to the Proposed Amendments from the holders of record on the Record Date of a majority in principal amount of the R&B Falcon 7.375% notes.

     Transocean Sedco Forex's obligation to complete the exchange offer and cause R&B Falcon to make the consent payment is also subject to the other conditions described under "The Exchange Offers -- Conditions to the Exchange Offers and Consent Solicitations" in the prospectus and consent solicitation statement, except for conditions that have been previously waived or are waived in the future.

CONSENT PAYMENT DEADLINE; EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date of the exchange offer for the R&B Falcon 7.375% notes has been amended as indicated on the cover page of this supplement.

MISCELLANEOUS

     As of 5:00 p.m., New York City time, on March 1, 2002, approximately $103.5 million of the principal amount outstanding of the R&B Falcon 7.375% notes had been tendered for exchange by the holders of those notes.

                                        4